Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corp. Announces Second Quarter 2007 Earnings Increase of 148% Over First Quarter to $0.72 per Share

Second Quarter Production Increases 5.4% Compared to
First Quarter to 3.72 MMBOE

Company Increases 2007 Exploration and Development Budget to $525 Million

DENVER – July 25, 2007 – Whiting Petroleum Corporation (NYSE: WLL) today reported second quarter 2007 net income of $26.5 million, or $0.72 per basic and diluted share, on total revenues of $192.9 million. This compares to net income of $45.9 million, or $1.25 per basic and diluted share, on total revenues of $204.0 million in the second quarter of 2006.  Discretionary cash flow in the second quarter of 2007 totaled $100.2 million, compared to the $119.4 million reported for the same period in 2006.  A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release.

The decrease in second quarter 2007 net income and discretionary cash flow compared to the second quarter of 2006 was primarily the result of a 2% decrease in equivalent volumes sold, a 6% decrease in oil price realizations, and higher lease operating expenses, depreciation, depletion and amortization expenses, and interest expenses.  The 2% decrease in production was primarily the result of a fewer number of production wells being drilled and the conversion of some production wells to injectors at Whiting’s North Ward Estes field as the reservoir was pressured up in the Phase 1 area in preparation for CO2 injection.

Net income and net income per share in the second quarter of 2007 were both up 148% compared to first quarter 2007 net income of $10.7 million or $0.29 per share.

Second Quarter Production

Production in the second quarter of 2007 totaled 3.72 million barrels of oil equivalent (MMBOE), of which 2.38 million barrels was crude oil (64%) and 1.34 MMBOE was natural gas (36%).  The Company’s production in the second quarter exceeded the high end of guidance of 3.50 MMBOE to 3.60 MMBOE by 120,000 barrels of oil equivalent (BOE).

Compared to the first quarter of 2007, production in the second quarter of 2007 was up 5.4% due to initial natural gas production from Whiting’s Boies Ranch prospect in the Piceance Basin, increased crude oil production from the Middle Bakken formation in North Dakota (both from the Company’s Robinson Lake prospect and from its non-operated interests in the Parshall field), and increased oil production from the Company’s CO2 project in the Postle field.  Production from the Postle field in the second quarter of 2007 was nearly 1,000 BOE per day greater than in the first quarter of 2007, during which time production was negatively affected by an ice storm and a refinery outage that reduced production rates by approximately 500 BOE per day.

The second quarter 2007 production total equates to a daily average production rate of 40,920 BOE, representing a 4.2% increase from the 39,260 BOE per day average rate in the first quarter of 2007.

Six Months Financial and Operating Results

For the six months ended June 30, 2007, Whiting reported net income of $37.1 million, or $1.01 per basic and diluted share, on total revenues of $352.8 million.  This compares to first half 2006 net income of $78.9 million, or $2.15 per basic share and $2.14 per diluted share, on total revenues of $384.7 million.  Discretionary cash flow for the first six months of 2007 totaled $174.2 million, compared to $215.7 million in the comparable 2006 period.

Production in the first half of 2007 totaled 7.26 MMBOE, or 40,090 BOE per day, compared to first half 2006 production of 7.47 MMBOE, or 41,265 BOE per day.

James J. Volker, Whiting’s Chairman, President and CEO, commented “This is an exciting time at Whiting.  We have made two exploratory discoveries in the Piceance Basin (Boies Ranch and Jimmy Gulch prospect areas) and Williston Basin (Robinson Lake prospect and Parshall field area) and followed them up with confirmation wells.  We believe that together these properties may provide more than a hundred drilling locations over the next 30 months as these areas develop into resource plays.  Due to additional drilling opportunities that have been identified on these and other Whiting properties, we have increased our 2007 exploration and development budget to $525 million.  In addition, the execution of our capital investment plans in our CO2 projects at the Postle and North Ward Estes fields continues.  On May 22nd we commenced CO2 injection in the North Ward Estes field and expect to see an initial production response in 2008.”

Mr. Volker continued, “In the wake of our recent stock offering and a sale of a non-operated interest in Olmos gas production in Webb and LaSalle Counties, Texas, our debt to total capitalization ratio has been reduced to below 37%.  We plan further monetizations of some mature assets.  The increased credit availability resulting from the stock offering and asset monetizations will be used to fund accelerated drilling and completion of wells and construction of processing facilities at Boies Ranch, Jimmy Gulch, Robinson Lake and the Parshall field.  We expect this to increase production and reserves from these higher return assets.  We also expect to continue to receive attractive prices for our mature assets.”

Second Quarter 2007 Financial and Operating Highlights

●           In July, Whiting completed a public offering of common stock at a price of $40.50 per share to the public.  The offering, including the exercise of the overallotment option, resulted in the total sale of 5,425,000 shares of Whiting’s common stock.  Whiting received net proceeds of approximately $210.4 million, after deducting underwriting discounts, commissions and estimated expenses of the offering.  Whiting used all of the net proceeds that it received from the offering to repay a portion of the debt outstanding under its credit agreement.  As a result of the stock offering and the Webb and LaSalle Counties, Texas property sale, the Company’s debt to total capitalization ratio was reduced to below 37% from 47%.

●           Whiting’s new field gas discovery on its Boies Ranch prospect is located in Rio Blanco County, Colorado.  The Boies B-19N-N3 discovery well, located in the north-central portion of the Piceance Basin, was completed flowing 2.5 million cubic feet (MMcf) of gas per day from approximately 565 feet of net pay in the Williams Fork and Iles formations perforated at depths between 6,500 and 10,900 feet.  The initial production rate was gauged on a 22/64-inch choke with a flowing tubing pressure of 2,100 pounds per square inch (psi).  Whiting, the operator of the discovery well, holds a 50% working interest and a 49% net revenue interest in the Boies B-19N-N3 well.

Subsequent to the completion of the discovery well, Whiting drilled and completed two additional gas producers at Boies Ranch, with each well flowing at an initial rate of approximately 2.3 MMcf of gas per day from the Williams Fork and Iles formations.  Whiting also operates these wells with a working interest of 50% and a net revenue interest of 49%.  Whiting plans to drill an additional 106 Williams Fork and Iles wells in its Boies Ranch and nearby Jimmy Gulch areas through 2009.  The wells are scheduled to be drilled on 20-acre spacing units.

●           Whiting’s new field oil discovery on its Robinson Lake prospect is located in Mountrail County, North Dakota.  The Peery State 11-25H discovery well, located in the north-central portion of the Williston Basin, was completed in the Middle Bakken formation with an initial flow rate of 1,081 barrels of oil and 1.0 MMcf of gas per day.  The production rate was gauged on a 13/48-inch choke with a flowing tubing pressure of 1,200 psi.  The triple-lateral well penetrated approximately 21,000 feet of horizontal pay.  Whiting holds a 99% working interest (80% net revenue interest) in the discovery well and is the operator.  As of June 30, 2007, the Peery State 11-25H was producing at an average daily rate of approximately 640 BOE per day.

Whiting’s Robinson Lake prospect encompasses 116,000 gross acres (81,000 net acres), on which it plans to drill 18 triple-lateral Middle Bakken wells during the next 30 months.  A total of 90 potential Middle Bakken locations exist on the Company’s acreage position at Robinson Lake.  As with the Peery State 11-25H discovery well, the wells are scheduled to be drilled on 1,280-acre units.

●           Immediately east of the Robinson Lake prospect is the Parshall field.  Whiting owns 63,000 gross (13,000 net) acres in the Parshall field, where we have participated in 14 wells.  The initial five were completed between June 2006 and June 2007 and had average initial production rates of 1,309 BOE per day.  The other nine wells are currently being drilled or undergoing completion operations.  Whiting holds an average 19% working interest in the non-operated Parshall field.  An additional nine wells are currently budgeted to be drilled in Parshall field during the second half of 2007.

●           On May 22, 2007, Whiting initiated its CO2 flood in the North Ward Estes field, located in Ward and Winkler Counties, Texas.  The Company is injecting CO2 into the Yates formation, the field’s producing reservoir, at a depth of approximately 2,600 feet.  Whiting’s target for CO2 injection into the field is 100 MMcf per day by the end of January 2008.  Net production from North Ward Estes field is currently averaging approximately 5,300 BOE per day.

●           Subsequent to the end of the second quarter, Whiting received $40.1 million in proceeds from the sale of the Company’s 50% non-operated working interest in several gas fields located in LaSalle and Webb Counties, Texas.  The effective date of the sale was July 1, 2007.  Estimated proved reserves as of December 31, 2006, adjusted to the July 1, 2007 effective date, were 13.5 billion cubic feet of gas equivalent (2.3 MMBOE), resulting in a sale price of $2.97 per thousand cubic feet of gas equivalent or $17.77 per BOE.  The March 2007 average daily production from these fields was 745 BOE per day.

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended June 30, 2007 and 2006:

	Three Months Ended
Production	6/30/07	6/30/06	Change
Oil and condensate (MMBls)	2.38	2.44	(2%)
Natural gas (Bcf)	8.06	8.16	(1%)
Equivalent (MMBOE)	3.72	3.80	(2%)

Average Sales Price
Oil and condensate (per Bbl):
Price received	$57.38	$61.22	(6%)
Effect of crude oil hedging	-	-
Realized price	$57.38	$61.22	(6%)

Natural gas (per Mcf):
Price received	$6.95	$6.66	4%
Effect of natural gas hedging	-	-
Realized price	$6.95	$6.66	4%

Whiting’s oil hedges did not affect second quarter 2007 or 2006 results.  A summary of Whiting’s outstanding crude oil hedges, including new contracts, is included later in this news release.  The Company currently has no outstanding natural gas hedges.

Second Quarter and First Half Costs and Margins

A summary of cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Sales price, net of hedging	$51.74	$53.63	$48.56	$51.41
Lease operating expense	13.96	11.76	13.92	11.92
Production tax	3.24	3.26	2.99	3.26
General & administrative	2.38	2.54	2.36	2.58
Exploration	1.16	2.28	1.54	2.08
Cash interest expense	5.13	4.42	5.09	4.27
Cash income tax expense	0.41	0.68	0.30	0.62
	$25.46	$28.69	$22.36	$26.68

All of the Company’s financial and operating statistics for the second quarter were in line with or better than the Company’s previously announced guidance.

During the second quarter of 2007, the company-wide basis differential for crude oil compared to NYMEX was $7.64 per barrel, which compared to $9.48 per barrel in the second quarter of 2006 and $8.79 per barrel in the first quarter of 2007.  The Company’s basis differential for natural gas compared to NYMEX was $0.60 per thousand cubic feet (Mcf) of gas, which compared to $0.14 per Mcf in the second quarter of 2006 and $0.44 per Mcf in the first quarter of 2007.

Second Quarter and First Half 2007 Drilling Summary

The table below summarizes Whiting’s drilling activity and exploration and development costs incurred for the three and six months ended June 30, 2007:

	Gross/Net Wells Completed
					Expl. & Dev.
			Total New	% Success	Cost
	Producing	Non-Producing	Drilling	Rate	(in millions)
Q207	78 / 44.8	1 / 1.0	79 / 45.8	99% / 98%	$130.4
6M07	132 / 64.7	1 / 1.0	133 / 65.7	99% / 98%	$253.1

Currently, Whiting is operating nine drilling rigs and 40 workover rigs on its properties and is participating in the drilling of seven non-operated wells.  Eighteen of these workover rigs are currently operating in the North Ward Estes field and six are working in the Postle field.

Outlook for Third Quarter and Full-year 2007

The following statements provide a summary of certain estimates for the third quarter and full-year 2007 based on current forecasts.

Guidance for the third quarter of 2007 and full-year 2007 is as follows:

Guidance
	Third Quarter	Full-Year
	2007	2007
Production (MMBOE)	3.70 - 3.80	14.50 - 14.85
Lease operating expense per BOE	$13.90 - $14.30	$13.90 - $14.15
General and admin. expense per BOE	$ 2.80 - $ 2.90	$ 2.50 - $ 2.60
Interest expense per BOE	$ 4.40 - $ 4.60	$ 4.95 - $ 5.15
Depr., depletion and amort. per BOE	$13.70 - $13.95	$13.40 - $13.70
Prod. taxes (% of production revenue)	6.0% - 6.3%	6.0% - 6.3%
Oil Price Differentials to NYMEX per Bbl	$ 7.50 - $ 8.00	$ 8.00 - $ 8.50
Gas Price Differentials to NYMEX per Mcf	$ 0.50 - $ 0.70	$ 0.45 - $ 0.65

Oil and Gas Hedges

Whiting’s outstanding hedges and fixed price contracts as of July 16, 2007 are summarized below:

	Contracted Volume		NYMEX Price Collar Range		As a Percentage of
	Natural Gas	Oil			June 2007
	MMBtu per	Bbls per	Gas	Oil	Production for
Hedges	Month	Month	(per MMBtu)	(per Bbl)	(Gas/Oil)

2007
Q3	--	110,000	--	$50.00 - $70.90	-- /14%
Q3	--	300,000	--	$50.00 - $77.55	-- /39%
Q4	--	110,000	--	$49.00 - $71.50	-- /14%
Q4	--	300,000	--	$50.00 - $76.50	-- /39%

2008
Q1	--	110,000	--	$49.00 - $70.65	-- /14%
Q1	--	120,000	--	$60.00 - $73.90	-- /15%
Q1	--	100,000	--	$65.00 - $80.30	-- /13%
Q2	--	110,000	--	$48.00 - $71.60	-- /14%
Q2	--	120,000	--	$60.00 - $74.65	-- /15%
Q2	--	100,000	--	$65.00 - $80.50	-- /13%
Q3	--	110,000	--	$48.00 - $70.85	-- /14%
Q3	--	120,000	--	$60.00 - $75.60	-- /15%
Q3	--	100,000	--	$65.00 - $81.00	-- /13%
Q4	--	110,000	--	$48.00 - $70.20	-- /14%
Q4	--	120,000	--	$60.00 - $75.85	-- /15%
Q4	--	100,000	--	$65.00 - $81.20	-- /13%

			As a Percentage of
	Natural Gas Volumes in	2007 Contract Price (1)	June 2007
Fixed Price Contracts	MMBtu per Month	per MMBtu	Gas Production
July 2007 – May 2011	29,000	$4.75	4%
July 2007 – Sep. 2012	66,000	$4.21	8%

(1) Annual 4% price escalation on fixed price contracts.

Selected Operating and Financial Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Selected operating statistics
Production
Oil and condensate, MBbl	2,381	2,439	4,626	4,810
Natural gas, MMcf	8,056	8,155	15,785	15,955
Oil equivalents, MBOE	3,724	3,798	7,257	7,469
Average Prices
Oil, Bbl (excludes hedging)	$57.38	$61.22	$53.48	$58.16
Natural gas, Mcf (excludes hedging)	$6.95	$6.66	$6.65	$7.13
Per BOE Data
Sales price (including hedging)	$51.74	$53.63	$48.56	$51.41
Lease operating	$13.96	$11.76	$13.92	$11.92
Production taxes	$3.24	$3.26	$2.99	$3.26
Depreciation, depletion and amortization	$13.25	$10.24	$12.94	$9.94
General and administrative	$2.38	$2.54	$2.36	$2.58
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$192,904	$204,021	$352,826	$384,652
Total costs and expenses	$151,305	$135,508	$294,708	$262,841
Net income	$26,471	$45,880	$37,137	$78,871
Net income per common share, basic	$0.72	$1.25	$1.01	$2.15
Net income per common share, diluted	$0.72	$1.25	$1.01	$2.14

Average shares outstanding, basic	36,808	36,748	36,789	36,737
Average shares outstanding, diluted	36,905	36,812	36,936	36,783
Net cash provided by operating activities	$87,592	$107,957	$149,953	$219,245
Net cash used in investing activities	$(117,890)	$(133,150)	$(242,729)	$(267,711)
Net cash provided by financing activities	$30,000	$29,897	$90,294	$50,157

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, July 26, 2007 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s second quarter 2007 financial and operating results.  Please call (866) 356-3093 (U.S./Canada) or (617) 597-5381 (International) and enter the pass code 85661830 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on July 26, 2007.

A telephonic replay will be available beginning approximately two hours after the call on Thursday, July 26, 2007 and continuing through August 2, 2007.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 28236582.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit  www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil or gas prices; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs and CO2; our ability to obtain external capital to finance acquisitions; our ability to identify and complete acquisitions and to successfully integrate acquired businesses, including our ability to realize cost savings from completed acquisitions; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete our planned and potential asset dispositions; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; risks related to our level of indebtedness and periodic redeterminations of our borrowing base under our credit agreement; our ability to replace our oil and gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions and other risks described under the caption “Risk Factors” in our Form 10-Q for the quarter ended June 30, 2007.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Form 10-Q for the quarter ended June 30, 2007, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2007	December 31, 2006

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,890	$10,372
Accounts receivable trade, net	97,280	97,831
Deferred income taxes	5,614	3,025
Prepaid expenses and other	12,267	10,484
Total current assets	123,051	121,712

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	3,052,365	2,828,282
Unproved properties	57,928	55,297
Other property and equipment	39,082	44,902

Total property and equipment	3,149,375	2,928,481

Less accumulated depreciation, depletion and amortization	(567,072)	(495,820)

Oil and gas properties held for sale, net	11,278	-

Total property and equipment, net	2,593,581	2,432,661

DEBT ISSUANCE COSTS	17,123	19,352

OTHER LONG-TERM ASSETS	12,725	11,678

TOTAL	$2,746,480	$2,585,403

WHITING PETROLEUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	June 30, 2007	December 31, 2006
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$23,695	$21,077
Accrued liabilities	64,488	58,504
Accrued interest	9,328	9,124
Oil and gas sales payable	20,317	19,064
Accrued employee compensation and benefits	8,436	17,800
Production taxes payable	10,102	9,820
Current portion of tax sharing liability	3,565	3,565
Current portion of derivative liability	11,248	4,088

Total current liabilities	151,179	143,042

NON-CURRENT LIABILITIES:
Long-term debt	1,084,867	995,396
Asset retirement obligations	40,078	36,982
Production Participation Plan liability	29,593	25,443
Tax sharing liability	24,368	23,607
Deferred income taxes	183,476	165,031
Long-term derivative liability	6,893	5,248
Other long-term liabilities	5,228	3,984
Liabilities associated with oil and gas properties held for sale	996	-

Total non-current liabilities	1,375,499	1,255,691

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value; 75,000,000 shares authorized, 37,053,021 and 36,947,681 shares issued and outstanding as of June 30, 2007 and December 31, 2006, respectively	37	37
Additional paid-in capital	756,236	754,788
Accumulated other comprehensive loss	(11,032)	(5,902)
Retained earnings	474,561	437,747

Total stockholders’ equity	1,219,802	1,186,670

TOTAL	$2,746,480	$2,585,403

WHITING PETROLEUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES AND OTHER INCOME:
Oil and gas sales	$192,646	$203,643	$352,359	$393,509
Gain (loss) on oil and natural gas hedging activities	-	40	-	(9,484)
Interest income and other	258	338	467	627
Total revenues and other income	192,904	204,021	352,826	384,652
COSTS AND EXPENSES:
Lease operating	51,983	44,657	101,037	89,052
Production taxes	12,079	12,394	21,690	24,330
Depreciation, depletion and amortization	49,335	38,909	93,906	74,209
Exploration and impairment	6,643	9,214	15,820	16,256
General and administrative	8,876	9,638	17,161	19,249
Change in Production Participation Plan liability	2,058	2,069	4,150	4,144
Interest expense	20,754	18,627	40,253	35,601
Unrealized derivative (gain) loss	(423)	-	691	-
Total costs and expenses	151,305	135,508	294,708	262,841
INCOME BEFORE INCOME TAXES	41,599	68,513	58,118	121,811
INCOME TAX EXPENSE:
Current	1,515	2,581	2,141	4,612
Deferred	13,613	20,052	18,840	38,328
Total income tax expense	15,128	22,633	20,981	42,940
NET INCOME	$26,471	$45,880	$37,137	$78,871
NET INCOME PER COMMON SHARE, BASIC	$0.72	$1.25	$1.01	$2.15
NET INCOME PER COMMON SHARE, DILUTED	$0.72	$1.25	$1.01	$2.14
WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	36,808	36,748	36,789	36,737
WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	36,905	36,812	36,936	36,783

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended
	June 30,
	2007	2006
Net cash provided by operating activities	$87,592	$107,957
Exploration	4,318	8,642
Changes in working capital	8,268	2,805
Discretionary cash flow (1)	$100,178	$119,404

	Six Months Ended
	June 30,
	2007	2006
Net cash provided by operating activities	$149,953	$219,245
Exploration	11,178	15,544
Changes in working capital	13,110	(19,129)
Discretionary cash flow (1)	$174,241	$215,660

(1) Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, unrealized derivative losses and other non-current items less the gain on sale of properties and marketable securities.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.